UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2017

CRISPR THERAPEUTICS AG

(Exact Name of Company as Specified in Charter)

Switzerland	001-37923	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Aeschenvorstadt 36

4051 Basel

Switzerland

+41 61 228 7800

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 21, 2017, Marc Becker, Senior Vice President and Chief Financial Officer of CRISPR Therapeutics AG (the “Company”), who has served as the Company’s Chief Financial Officer since February 2016, will go on a family and medical leave of absence. The Company currently plans to provide an update on the status of Mr. Becker’s leave of absence prior to the end of the second quarter.

During Mr. Becker’s leave of absence and effective March 21, 2017, Samarth Kulkarni, Ph.D., the Company’s Chief Business Officer will serve as the Company’s acting principal financial officer and Michael Esposito, the Company’s Senior Director, Controller, will serve as the Company’s acting principal accounting officer.

Dr. Kulkarni, 38, has served as the Company’s Chief Business Officer since August 2015. Prior to joining the Company, Dr. Kulkarni was at McKinsey & Company from 2006 to July 2015, with various titles, his most recent being Partner within the Pharmaceuticals and Biotechnology practice. Dr. Kulkarni received a Ph.D. in Bioengineering and Nanotechnology from the University of Washington and a B. Tech. from the Indian Institute of Technology. Dr. Kulkarni has authored several publications in leading scientific and business journals.

Pursuant to the Dr. Kulkarni’s employment agreement, which became effective in October 2016, Dr. Kulkarni is entitled to an annual base salary in an amount equal to $370,800. Dr. Kulkarni’s annual bonus is set at 40% of his annual base salary. Dr. Kulkarni is also eligible to participate in the Company’s employee benefit plans on the same terms as other executives.

Under Dr. Kulkarni’s employment agreement, in the case of a termination by the Company without cause or by Dr. Kulkarni for good reason (in each case, as defined under the employment agreement), he is entitled to six months’ notice, or the notice period; provided, that, in the case of a notice of termination that occurs within 12 months following a change in control, the notice period will be 12 months. During such notice period, and subject to Dr. Kulkarni’s execution of a release, Dr. Kulkarni will continue to receive base salary, benefits and continued vesting during such period and will be entitled to receive an amount equal to his target bonus for the year in which the termination occurs, prorated based upon the number of days in the notice period. Dr. Kulkarni would also be entitled to receive a prorated bonus for the year in which the notice of termination is provided, prorated based upon the number of days actually worked during such year, and based upon actual performance during such year. During the notice period, Dr. Kulkarni would be placed on garden leave on the 15th day following receipt of the notice (or such earlier date as the Company may determine in its sole discretion), and the Company would be required to release Dr. Kulkarni from his working obligations for the remainder of the notice period. During this period of garden leave, Dr. Kulkarni may enter into other employment or consulting arrangements and accept board positions with other companies. However, Dr. Kulkarni will continue to be entitled to all compensation under his employment agreement through the garden leave period.

In the case of a notice of termination by the Company without cause or by Dr. Kulkarni for good reason, in each case, on or within two months prior or 12 months following a change in control, or in the case Dr. Kulkarni delivers a notice of termination for any reason not sooner than six months after the occurrence of a change in control, all vesting or similar restrictions on any equity awards held by Dr. Kulkarni will vest and become exercisable or nonforfeitable upon the date of such termination, subject to his execution of a release. However, in the event the Company determines at the time of the change in control, based upon an opinion of counsel, that the acceleration described in the preceding sentence is not permissible under applicable law, all stock options and stock-based awards held by Dr. Kulkarni as of the date of the change in control, would vest and become exercisable or nonforfeitable as of the date of the change in control.

Mr. Esposito, age 52, has been the Company’s Senior Director, Controller since July 2016. Previously, Mr. Esposito held various positions at FORUM Pharmaceuticals, Inc. from January 2011 to June 2016, most recently Senior Director of Finance, Controller. Previously, Mr. Esposito was Consulting Director of Finance, Controller at Aarvon Biosciences from September 2009 to October 2010 and prior to Aarvon, Director of Finance at Baxter Healthcare Corporation from 2002 to 2009.

Pursuant to Mr. Esposito’s employment agreement, which became effective in May 2016, Mr. Esposito is entitled to an annual base salary in an amount equal to $228,375. Mr. Esposito annual bonus is set at 20% of his annual base salary. Mr. Esposito is also eligible to participate in the Company’s employee benefit plans on the same terms as other executives.

There are no family relationships between either Dr. Kulkarni or Mr. Esposito and any director or executive officer of the Company. There are no transactions between either Dr. Kulkarni or Mr. Esposito and the Company which reportable under Item
404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRISPR THERAPEUTICS AG

Date: March 20, 2017	By:	/s/ Rodger Novak, M.D.
Rodger Novak, M.D.
Chief Executive Officer